                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S - 3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ZIONS BANCORPORATION
             (Exact name of registrant as specified in its charter)

           Utah                                           87-0227400
 (State of Incorporation)                         (I.R.S. Employer I.D. No.)

                             1380 Kennecott Building
                           Salt Lake City, Utah 84133
                                 (801) 524-4787
                  (Address and telephone number of registrant's
                          principal executive offices)

                                Gary L. Anderson
                              Zions Bancorporation
                             1380 Kennecott Building
                           Salt Lake City, Utah 84133
                                 (801) 524-4787
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and subject to the terms and conditions of the Dividend Reinvestment Plan referred to therein.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /X/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

========================================================================================================
                                    CALCULATION OF REGISTRATION FEE
========================================================================================================
   TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
      SECURITIES TO BE       AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         REGISTERED           REGISTERED        SHARE (1)              PRICE           REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------

       Common Stock,           200,000           $40.375             $8,075,000           $2,784.48
       no par value
========================================================================================================

- ---------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low prices per share for the common stock of the registrant on April 20, 1995.

Total of Sequentially Numbered Pages: 22           Exhibit Index on Sequentially Numbered Page 18

Pursuant to Rule 429, the Prospectus included herein also relates to a registration statement filed by the same Registrant on Form S-3, SEC File No. 33-52586.

- --------------------------------------------------------------------------------
                              CROSS REFERENCE SHEET
- --------------------------------------------------------------------------------

                    PURSUANT TO ITEM 501(b) OF REGULATION S-K

             ITEM NUMBER AND CAPTION                                              LOCATION IN PROSPECTUS

 1.          Forepart of the Registration Statement and
             Outside Front Cover Page of Prospectus  . . . . . . . . . . . . .    Outside Front Cover Page

 2.          Inside Front and Outside Back Cover Pages of
             Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . . .    Inside Front and Outside Back Cover
                                                                                  Pages

 3.          Summary Information, Risk Factors, and Ratio of
             Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . . .    The Company

 4.          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .    Use of Proceeds

 5.          Determination of Offering Price . . . . . . . . . . . . . . . . .    Outside Front Cover Page, and The
                                                                                  Plan - Purchases and Price of Shares
                                                                                  Acquired Under the Plan

 6.          Dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

 7.          Selling Security Holders  . . . . . . . . . . . . . . . . . . . .    Not Applicable

 8.          Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .    Outside Front Cover Page, The Plan
                                                                                  - Purchases and Price of Shares
                                                                                  Acquired Under the Plan, The Plan -
                                                                                  Optional Cash Payments

 9.          Description of the Securities to be Registered  . . . . . . . . .    Description of Securities

 10.         Interest of Named Experts and Counsel . . . . . . . . . . . . . .    Experts

 11.         Material Changes  . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

 12.         Incorporation of Certain Information
             by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . .    Available Information, Incorporation
                                                                                  by Reference

 13.         Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities  . . . . . . . . .    Indemnification of Directors and
                                                                                  Officers

PROSPECTUS

- --------------------------------------------------------------------------------

                              ZIONS BANCORPORATION

                        DIVIDEND REINVESTMENT AND COMMON
                               STOCK PURCHASE PLAN

                                 200,000 SHARES

                                  Common Stock
                               (without par value)

- --------------------------------------------------------------------------------

         Zions Bancorporation ("Zions" or the "Company") is offering through its Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") to all holders of record of its Common and Preferred Stock (herein referred to as the "Capital Stock") the opportunity to automatically reinvest their Capital Stock dividends in shares of Common Stock and to make optional cash purchases of Common Stock of from $10 to $5,000 per calendar quarter. The text of the Plan is set forth in this Prospectus. This Prospectus relates to an additional 200,000 shares as well as 38,999 shares previously offered under the Plan which remain unsold as of April 20, 1995.

         The price to be paid for shares of Common Stock purchased through dividend reinvestment will be the closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), on each dividend payment date, or if no trading in the Common Stock occurs on such date, on the next preceding date on which trading occurred. The price to be paid for shares purchased in optional cash purchases will be 100% of a similar price. Any shares acquired on the over-the-counter market will be purchased at the lowest price available on the dividend date (see "Purchases and Price of the Shares Acquired Under the Plan" and "Optional Cash Payments" under the caption "THE PLAN").

- --------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                   The date of this Prospectus is May 15, 1995

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY, NOR IS IT SUCH AN OFFER OR SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                            PAGE

Available Information; Incorporation by Reference . . . . . . . . . . . . .    2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
The Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         - Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         - Advantages . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         - Administration . . . . . . . . . . . . . . . . . . . . . . . . .    4
         - Participation  . . . . . . . . . . . . . . . . . . . . . . . . .    4
         - Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         - Purchases and Price of Shares Acquired Under the Plan . . . . . .   5
         - Optional Cash Payments . . . . . . . . . . . . . . . . . . . . .    6
         - Reports to Participants  . . . . . . . . . . . . . . . . . . . .    6
         - Certificates for Shares of Common Stock  . . . . . . . . . . . .    6
         - Termination of Participation . . . . . . . . . . . . . . . . . .    7
         - Address of the Bank  . . . . . . . . . . . . . . . . . . . . . .    8
         - Other Information  . . . . . . . . . . . . . . . . . . . . . . .    8
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . .   10
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Indemnification of Directors and Officers . . . . . . . . . . . . . . . . .   12

                             AVAILABLE INFORMATION;
                           INCORPORATION BY REFERENCE

         Zions Bancorporation is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy and information statements and other information with the U.S. Securities and Exchange Commission ("Commission"). Information concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company as of particular dates is set forth in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 219 South Dearborn Street, Chicago, Illinois 60604; 26 Federal Plaza, New York, New York 10007; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Washington, D.C. 20549 at the prescribed rates.

         The Company hereby incorporates herein by reference its Annual Report on Form 10-K for the most recent fiscal year ended December 31 and its Proxy Statement for the most recent annual meeting of shareholders, the Annual Report to Shareholders which has been furnished in connection with the most recent annual meeting of shareholders, and all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to above. All reports hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof.

         The Company has filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933. This Prospectus omits certain additional information contained in the Registration Statement (Form S-3) filed with the SEC under the Securities Act of 1933, as amended, to which reference is hereby made.

         Upon written request, the Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of the documents incorporated herein by reference, excluding the exhibits thereto. Requests for such documents should be addressed to Gary L. Anderson, Senior Vice President, Zions Bancorporation, 1380 Kennecott Building, Salt Lake City, Utah 84133.

                                   THE COMPANY

         Zions Bancorporation is a multibank company organized under the laws of Utah in 1955, registered under the Bank Holding Company Act of 1956, as amended. Zions Bancorporation is the second largest bank holding company headquartered in Utah and provides a full range of banking and related services primarily in Utah, Nevada, and Arizona. Its principal subsidiaries are banking subsidiaries which include Zions First National Bank, the second largest commercial banking organization in the state of Utah, Nevada State Bank, the fifth largest commercial bank in Nevada, and National Bank of Arizona, the fifth largest commercial bank in Arizona.

         The Company conducts various other bank-related business activities through subsidiaries owned by Zions Bancorporation and wholly-owned subsidiaries of Zions First National Bank. Zions Credit Corporation engages in lease origination and servicing operations in Utah, Nevada, and Arizona. Zions Life Insurance Company underwrites as reinsurer credit-related life and disability insurance. Zions Insurance Agency, Inc. operates an insurance brokerage business which administers various credit-related insurance programs in the Company's subsidiaries and sells general lines of insurance. The Company's insurance subsidiaries offer customers a full range of insurance products through licensed agents. The products include credit life products, collateral protection products, life policies, homeowners policies, property and casualty policies, and commercial business owner type policies. Zions Data Service Company provides data processing services to all subsidiaries of the Company. Zions Mortgage Company, a subsidiary of Zions First National Bank, conducts a mortgage banking operation in Utah, Nevada, and Arizona. Zions Investment Securities, Inc., also a subsidiary of Zions First National Bank, provides discount investment brokerage services on a nonadvisory basis to both commercial and consumer customers. Personal investment officers employed by the discount brokerage subsidiary in many larger offices provide customers with a wide range of investment products, including municipal bonds, mutual funds and tax-deferred annuities.

         The Corporation's executive offices are located at 1380 Kennecott Building, Salt Lake City, Utah 84133. The telephone number is (801) 524-4787. The Corporation is publicly owned and its common stock is traded in the NASDAQ National Market System in the over-the-counter market under the ticker symbol "ZION."

                                    THE PLAN

         This Prospectus relates to the offering of 200,000 shares of the Common Stock of the Company (the "Additional Shares") pursuant to the Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") as well as 38,999 shares previously offered under the Plan which remain unsold as of April 20, 1995. Shares of Common Stock may also be acquired in the over-the-counter market for the benefit of Plan participants. The most significant aspects of the Plan are as follows: (1) to the extent that newly issued shares are purchased from the Company, additional equity funding will be generated to support the Company's operations; (2) shares purchased from the Company with reinvested dividends will be acquired at the closing price as quoted by NASDAQ on the dividend payment dates; (3) up to $5,000 per calendar quarter may be invested by a participant through optional cash purchases; (4) no brokerage commissions, service charges or administrative costs will be charged to participants; and (5) participants may elect to reinvest dividends on less than all of the capital shares which are registered in their names.

Purpose

         The purpose of the Plan is to provide holders of record of the Company's Capital Stock with a simple and convenient method of investing cash dividends and optional cash payments in shares of Common Stock at regular intervals. To the extent that additional Shares are purchased from the Company, the Company will receive additional funds to finance the continuing operations of the Company and its subsidiaries.

Advantages

         Participants in the Plan may (a) automatically reinvest cash dividends on all or a portion of shares of Capital Stock registered in their names in Common Stock or (b) invest both cash dividends and optional cash payments from $10 to $5,000 per calendar quarter. The price of shares purchased with reinvested dividends will be the closing price on the dividend payment dates; or if the shares are purchased on the over-the-counter market, the lowest price at which the shares are obtainable on the dividend payment dates (see "Purchases and Price of the Shares Required Under the Plan"). The price of shares purchased with optional cash payments is 100% of such price. No brokerage commissions or service charges are paid in connection with purchases under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. In addition, dividends in respect of such fractions, as well as full shares, will be credited to participants' accounts. Participants can avoid the cumbersome safekeeping of certificates for shares credited to their accounts under the Plan. Regular statements of account provide simplified recordkeeping.

Administration

Zions First National Bank (the "Bank") administers the Plan as agent for participants, keeps records, sends statements of account to participants, and performs for participants other duties relating to the Plan. Shares purchased under the Plan will be registered in the name of the Bank or its nominee as agent for participants in the Plan.

Participation

         All holders of record of the Company's Capital Stock are eligible to participate in the Plan. In order to be eligible to participate in the Plan, beneficial owners of Capital Stock whose shares are registered in names other than their own must become shareholders of record by having some or all of their shares transferred into their names.

         A holder of record of the Company's Capital Stock may join the Plan by signing an Authorization Form and returning it to the Bank at its address set forth under the heading "Address of Bank." A postage-paid envelope is provided for this purpose. Authorization Forms will be provided from time to time by mail to all shareholders and will also be furnished at any time upon request made to the Bank at P.0. Box 30880, Salt Lake City, Utah 84130, Manager, Stock Transfer Department, or by telephoning the Bank at (801) 524-4696.

         A holder of record of Capital Stock may enroll in the Plan at any time. If an Authorization Form is received by the Bank prior to the record date for the next dividend payment, then that dividend will, as authorized, be used to purchase Shares for the shareholder on the dividend payment date. If the Authorization Form is received by the Bank on or after such record date, that dividend will be paid in cash and the investment of dividends in Shares will not start until payment of the following dividend. Optional cash payments received by the Bank prior to the record date for the next dividend will, as authorized, be used to purchase Shares for the shareholder on the dividend payment date. If the Authorization Form and optional payment amount are received by the Bank on or after such record date, that cash option amount will be used to purchase Shares for the shareholder on the next dividend payment date or returned to the shareholder upon written request to the Bank. Capital Stock dividend payment dates for Common Stock are ordinarily on or near the 25th of January, April, July and October. The record dates for dividends on Capital Stock ordinarily are approximately 10 or more days following the Company's quarterly meeting of its Board of Directors and near the first working day of the month in which the dividend payment is made. The Capital Stock dividend payment dates for Common Stock and corresponding optional cash payment dates are hereinafter collectively referred to as the "Investment Date."

         The Authorization Forms appoint the Bank as agent for the participating shareholder and direct the Company to pay to the Bank each participating shareholder's cash dividends on all or a specified portion of the shares of Common Stock credited to his account under the Plan. The form directs the Bank to purchase shares with such dividends and any optional cash payments made by such shareholder.

Costs

         There are no brokerage commissions for purchases or service charges under the Plan with respect to the Additional Shares purchased from the Company. Commissions or service charges on purchases in the over-the-counter market and all costs of the administration of the Plan are paid by the Company.

Purchases and Price of the Shares Acquired Under the Plan

         Generally, the Company will sell as many Additional Shares of its Common Stock as the dividends and optional cash payments of participating shareholders will purchase. The Additional Shares have been registered with the Securities and Exchange Commission for issuance and sale under the Plan. The Company anticipates that it will, from time to time as may be necessary, register additional shares with the Commission and make them available for purchase under the Plan. If on any dividend payment date the Company does not elect to sell shares of Common Stock to the Plan, the shares will be purchased in the over-the-counter market at the lowest price obtainable on the dividend payment date.

         The number of Shares to be purchased for each participant's account depends on the amount of the dividends being reinvested and optional cash payments, if any, and the price of the Common Stock. The entire amount of the dividends being reinvested will be used to purchase Shares, except in the case of certain foreign participating shareholders (see "Other Information--Foreign Participants Subject to Income Tax Withholding"). Each participant's account will be credited with that number of shares, including fractional shares computed to three decimal places, equal to the total amount to be invested divided by the purchase price per share.

         The price of Additional Shares purchased from the Company for participants in the Plan with reinvested dividends will be the closing price of the Common Stock as reported by NASDAQ on the Investment Date; or if no trading in the Common Stock occurs on such date, on the next preceding date on which trading occurred. The price of Shares purchased in the over-the-counter market will be the lowest price obtainable on the dividend payment date.

         The Company will pay to the Bank cash dividends on all or a portion of the shares of Capital Stock registered in each participant's name, in accordance with such participant's directions on the Authorization Form(s), as well as cash dividends on shares of Common Stock credited to his account under the Plan. The Bank will apply such dividends and any optional cash payment received by the Bank from such participant prior to the Investment Date, to the purchase of Shares for the account of such participant. Provisions applicable to foreign shareholders are set forth under "Other Information--Foreign Participants Subject to Income Tax Withholding."

Optional Cash Payments

         In addition to the automatic reinvestment of quarterly dividends, a participant in the Plan may make optional cash payments each calendar quarter. Optional cash payments must be at least $10 per payment and not more than a total of $5,000 per calendar quarter. The same amount of money need not be sent each calendar quarter and there is no obligation to make optional cash payments. Optional cash payments received on or after a given Investment Date will be held by the Bank until the next Investment Date.

         An optional cash payment may be made by a participant when joining the Plan by enclosing it with the Authorization Form. Thereafter, optional cash payments should be accompanied by the form provided therefore with the participant's statement of account. These payments should be made by check or money order payable to Zions First National Bank. Any optional cash payment will be refunded if a written request for such refund is received by the Bank more than 48 hours before the next Investment Date.

         NO INTEREST WILL BE PAID BY THE COMPANY OR THE BANK ON OPTIONAL CASH PAYMENTS. IT IS SUGGESTED THAT ANY OPTIONAL CASH PAYMENT A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE BANK SHORTLY BEFORE AN INVESTMENT DATE.

Reports to Participants

         Each participant in the Plan will receive a statement of his account following each purchase of shares. These statements are a participant's continuing record of the cost of his purchases and should be retained for income tax purposes. In addition, each participant will receive copies of the same communications sent to every other holder of Common Stock, including any quarterly and annual reports, a notice of the annual meeting and proxy statement, and information returns reporting dividend income received for tax purposes.

Certificates for Shares of Common Stock

         Certificates for shares purchased and credited to a participant's account under the Plan will be issued to the Bank or its nominee as agent for the participant. The number of shares credited to an account under the Plan will be shown on the participant's statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of fractional shares, and reduces the costs to be borne by the Company.

         Certificates for any number of whole shares credited to an account under the Plan will be issued upon the written request of a participant intending to remain in the Plan at any time except during periods of time between a dividend record date and the corresponding dividend payment date. Shares represented by such certificate will thereupon be withdrawn from the participant's account. However, the dividends on these shares will continue to be reinvested under the Plan based on the percentage of shares of Stock of the participant with respect to which reinvestment of dividends was most recently authorized, unless the participant, by written request, directs the Bank otherwise. This request should be mailed to the Bank. Any remaining fraction of a share will continue to be credited to the participant's account (see also the heading, "Termination of Participation").

         Certificates for fractions of shares will not be issued under any circumstances.

         Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge the whole shares credited to his account must request that certificates for such shares be issued in his name.

         Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued to the participants.

Termination of Participation

         A participant may at any time terminate his participation in the Plan, with respect to dividends on all or a portion of his Capital Stock, by notifying the Bank in writing.

         If the notice of termination is received by the Bank prior to the record date for the next dividend payable on the Stock to which such notice relates, such dividend and all subsequent dividends on such Stock will be paid to the participant in cash; and if the participant has elected to terminate his entire participation in the Plan, any optional cash payments which would otherwise have been invested on the next Investment Date will be returned to the participant by the Bank.

         If the notice of termination is received by the Bank on or subsequent to the record date for the next dividend payable on any Stock to which such notice relates, such dividend will be invested for the participant's account. All subsequent dividends on such Stock will be paid to the terminating participant in cash. If the participant has elected to terminate his entire participation in the Plan, any optional cash payment received by the Bank prior to the notice of termination will be invested for the participant's account unless return of the payment is specifically requested.

         If a participant terminates his entire participation in the Plan, or if the Company terminates the Plan, certificates for whole shares credited to his account under the Plan will be issued and a cash payment will be made for a fraction of a share. Such cash payment will be based on the closing price of the Company's Common Stock as reported by NASDAQ on the next business day on which trading occurs following the day the notice of termination is received by the Bank.

Address of the Bank

         All Authorization Forms, optional cash payments, notices of termination, and other communications with the Bank should be sent to:

                            Zions First National Bank
                           Dividend Reinvestment Plan
                                 P.0. Box 30880
                           Salt Lake City, Utah 84130

Other Information

DISPOSITION OF ALL SHARES REGISTERED IN PARTICIPANT'S NAME

         If a participant disposes of all shares of Stock registered in his name in respect of which he participates in the Plan and does not withdraw from the Plan, the Bank will terminate his participation in the Plan following the next reinvestment date and cause all shares held by the Plan for the account of the Participant to be delivered to him.

DISPOSITION OF LESS THAN ALL SHARES REGISTERED IN PARTICIPANT'S NAME

         If a participant who has authorized the reinvestment of dividends on all of the Capital Stock registered in his name disposes of a portion of his shares of that class of Stock, the Bank will continue to reinvest the dividends on the remaining shares.

         If a participant who has authorized the reinvestment of dividends on part of the Capital Stock registered in his name disposes of a portion of his shares, the Bank will continue to reinvest the dividends on the percentage of shares of Stock with respect to which reinvestment of dividends was most recently authorized, unless the participant, by written request, directs the Bank otherwise.

EFFECTS OF RIGHTS OFFERING

         In the event of a rights offering, rights on shares of Capital Stock registered in the name of a participant, as well as on whole shares credited to the participant's account under the Plan, will be mailed directly to him in the manner as to holders of Capital Stock not participating in the Plan.

EFFECT OF STOCK DIVIDEND OR STOCK SPLIT

         Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or split shares distributed on shares of Capital Stock registered in the name of the participant will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

VOTING OF SHARES HELD UNDER THE PLAN

         Each participant in the Plan whose Plan account includes at least one whole share of Common Stock, or who holds voting Capital Stock registered in his own name, will receive a proxy or proxies indicating the total number of his whole shares of Capital Stock, including shares of Capital Stock registered in his name and whole shares of Common Stock credited to his account under the Plan.

         If proxies are returned properly signed and marked for voting, all the shares covered by the proxies--those registered in the participant's name and the whole shares of Common Stock credited to his account under the Plan--will be voted as marked.

         If proxies are returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all of the participant's shares--those registered in his name and those credited to his account under the Plan--will be voted in accordance with the recommendations of the management of the Company. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a participant's name may be voted only if he votes in person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

         Under an Internal Revenue Service ruling (Rev. Rul. 76-53, 1976-1 C.B.
87), dividends which are reinvested by a participant in common stock will be treated for Federal income tax purposes as having been received by the participant as a taxable stock dividend rather than as a cash dividend. Under this ruling, an amount equal to the fair market value of shares acquired with reinvested dividends will be treated as a dividend. This fair market value will be based on 100% of the closing price for the shares as reported by NASDAQ on the dividend payment date, or the closing price on the trading day immediately preceding the dividend payment date, if the shares are not traded on that date. Statements of account will show the fair market value of the Common Stock purchased with reinvested dividends, and the Form 1099 mailed to each participant at the end of the year will show total dividend income, including all dividends paid in cash and the fair market value on the purchase date of shares acquired with reinvested dividends.

         Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts, either upon their requests for such certificates or upon withdrawal from or termination of the Plan. However, participants will recognize gain or loss (which, for most participants, will be capital gain or loss) when whole shares acquired under the Plan are sold or exchanged either by the Bank at the request of participants when they withdraw from the Plan or by participants themselves after withdrawal from or termination of the Plan. Participants will also recognize gain or loss when they receive cash payments for fractional shares credited to their accounts, upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for his shares or fractional shares and the tax basis thereof.

         In accordance with the ruling referred to above, the tax basis of shares acquired by a participant under the Plan by reinvestment of dividends will be equal to the fair market value of the shares on the dividend payment date as of which the shares were purchased for the participant's Plan account. The tax basis of shares purchased with an optional cash payment will be the amount of such optional cash payment. The tax basis of the shares purchased in the over-the-counter market will be the price paid for such shares.

         The holding period for shares acquired under the Plan, whether purchased with dividends or an optional cash payment, will begin on the day following the date as of which the shares were purchased for the participant's account.

         For further information as to the tax consequences of participation in the Plan, participants should consult with their own tax advisors.

FOREIGN PARTICIPANTS SUBJECT TO INCOME TAX WITHHOLDING

         Dividends paid to a foreign participant may be subject to United States income tax withholding. The Bank will withhold the appropriate amount from dividends which such a foreign participant elects to reinvest, and the remaining balance of such dividends will be reinvested to purchase Additional Shares for the participant's account.

RESPONSIBILITY OF THE BANK AND THE COMPANY UNDER THE PLAN

         The Bank has had no responsibility with respect to the preparation and contents of this Prospectus. Neither the Company nor the Bank in administering the Plan will be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate the participant's account upon such participant's death prior to receipt of notice in writing of such death.

         Neither the Company nor the Bank can assure the participant of a profit or protect him against a loss on the shares purchased by him under the Plan.

INTERPRETATION AND REGULATION OF THE PLAN

         The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.

MODIFICATION OR TERMINATION OF THE PLAN

         The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any such suspension, modification or termination will be mailed to all participants.

                                 USE OF PROCEEDS

         The Company does not know either the number of Additional Shares that will ultimately be purchased under the Plan or the prices at which such Additional Shares will be sold. The Company intends to add the net proceeds to the general funds of the Company to be available for working capital. The Company is unable to determine the amount of the proceeds which will be devoted to these purposes.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         Article VIII of the Company's Articles of Incorporation, as amended November 9, 1993, authorizes the issuance of 30,000,000 shares of Common Stock, without par value. At April 20, 1995, a total of 14,603,026 shares of Common Stock were outstanding.

         Dividends . Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds legally available for the payment of dividends, but only if all dividends on any outstanding Preferred Stock for the then current period and all prior periods have been paid or provided for.

         Voting. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

         Liquidation . In the event of any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in all assets available for distribution after payment of debts, liabilities and preferences, including the liquidation preferences, if any, of holders of any outstanding series of Preferred Stock.

         Other Matters. The Common Stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable thereto. Shares of Common Stock are fully paid and nonassessable and are traded in the over-the-counter market as a NASDAQ National Market System security. The transfer agent and registrar for shares of Common Stock is Zions First National Bank.

Preferred Stock

         Article VIII of the Company's Articles of Incorporation authorizes the issuance of 3,000,000 shares of Preferred Stock without par value. At April 20, 1995, no shares of Preferred Stock were outstanding.

         The Board of Directors of the Company is expressly vested with the authority to determine, with respect to any class of Preferred Stock, the dividend rights (including rights as to cumulative, noncumulative or partially cumulative dividends) and preferences, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any such class of Preferred Stock. As to any series of Preferred Stock, the Board of Directors is authorized to determine the number of shares constituting such series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

         The Board of Directors of the Company is expressly vested with the authority to divide either or both of the above-described classes of Preferred Stock into series and to fix and determine the variations in the relative rights and preferences of the shares of Preferred Stock of any series so established, including, without limitation, the following:

         (i)   the rate of dividend;

         (ii) the price at and the terms and conditions on which shares may be redeemed;

         (iii) the amount payable upon shares in event of involuntary liquidation;

         (iv)  the amount payable upon shares in event of voluntary liquidation;

         (v)   sinking fund provisions for the redemption or purchase of shares;

         (vi) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

         (vii) such other variations in the relative rights and preferences of such shares which at the establishment of such series are not prohibited by law.

                                  LEGAL MATTERS

         Callister Nebeker & McCullough, Suite 800-Kennecott Building, Salt Lake City, Utah 84133, counsel to the Company, will render an opinion that the shares of common stock being offered hereby, when issued in accordance with the Plan, will be fully paid and non-assessable under the Utah Revised Business Corporation Act.

         Louis H. Callister, Jr. is a shareholder and Chairman of the Board of Directors of Callister Nebeker & McCullough. Roy W. Simmons, David E. Simmons, Harris H. Simmons, I.J. Wagner and Louis H. Callister, Jr., serve as voting trustees of a voting trust which owned at February 27, 1995, a total of 1,135,226 shares, or approximately 7.80%, of the Company's outstanding common stock. Louis H. Callister, Jr., his wife and those children living with him own 85,450 shares which are held in the voting trust. In addition, Mr. Callister owns beneficially 1,400 shares held in a self directed account in the Callister Nebeker & McCullough Profit Sharing Retirement Plan, which are not held in the voting trust. Mark L. Callister owns 3,674 shares which are held in the voting trust.

         The voting trust will expire on December 31, 1996, unless sooner terminated by a vote of two-thirds of the shares deposited under the voting trust. The voting trustees, three of the five of whom are directors of Zions Bancorporation and/or its subsidiaries, have exclusive voting rights with respect to the shares and have the further right to sell any or all of the shares after consultation with the beneficial owners as to their desires to such sale and the price thereof. The beneficial owners may transfer their voting trust certificates but are prohibited from selling any of the underlying shares held by the voting trustees.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of Zions Bancorporation as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 and 1993 consolidated financial statements and financial statement schedule refer to changes in accounting principles relating to the adoption of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, No.
109 Accounting for Income Taxes, and No. 115, Accounting for    Certain
Investments in Debt and Equity Securities.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Part 9 of the Utah Revised Business Corporation Act (the "Corporation Act") contains provisions entitling directors and officers of the Company to indemnification under certain conditions from judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company. Indemnification under the Corporation Act is generally permissible if the conduct of the director or officer was in good faith and the director or officer reasonably believed that his conduct was in, or not opposed to, the Company's best interests, and, in a criminal case, that the director or officer had no reasonable cause to believe his conduct was unlawful. Such indemnification would not be permitted under the Corporation Act in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company, or in connection with any other proceeding in which the officer or director was adjudged liable on the basis that he derived an improper personal benefit.

         The Company maintains officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to the best interest of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing arrangements, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following is an itemized statement of expenses (all but the registration fee are estimates) of the Company in connection with the issuance and sale of the shares of Common Stock being registered.

         Registration fee . . . . . . . . . . . . . . . . . . . . .   $ 2,785
         Printing . . . . . . . . . . . . . . . . . . . . . . . . .     1,800
         Blue Sky fees and expenses . . . . . . . . . . . . . . . .     1,500
         Transfer agent and registrar fees and expenses . . . . . .     1,000
         Legal fees and expenses  . . . . . . . . . . . . . . . . .     2,500
         Accounting fees and expenses . . . . . . . . . . . . . . .     1,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .     1,000
                                                                      -------
                 Total: . . . . . . . . . . . . . . . . . . . . . .   $11,585
                                                                      =======

Item 15.  Indemnification of Directors and Officers

         The information required by this item is furnished in the Prospectus under the caption "Indemnification of Directors and Officers" and is incorporated herein by this reference.

Item 16.  Exhibits

=======================================================================================================
      EXHIBIT NO.
 (PER REGULATION S-K,                                                                   SEQUENTIALLY
    EXHIBIT TABLE)                        EXHIBIT                                       NUMBERED PAGE
- -------------------------------------------------------------------------------------------------------
         4(a)             Zions Bancorporation Dividend Reinvestment and Common        Incorporated by
                          Stock Purchase Plan                                             Reference
- -------------------------------------------------------------------------------------------------------
         4(b)             Zions Bancorporation Amendment to Dividend Reinvestment      Incorporated by
                          and Common Stock Purchase Plan                                  Reference
- -------------------------------------------------------------------------------------------------------
         4(c)             Second Amendment to Zions Bancorporation Dividend            Incorporated by
                          Reinvestment and Common Stock Purchase Plan                     Reference
- -------------------------------------------------------------------------------------------------------
         4(d)             Third Amendment to Zions Bancorporation Dividend
                          Reinvestment and Common Stock Purchase Plan                         19
- -------------------------------------------------------------------------------------------------------
          5               Opinion Regarding Legality by Callister Nebeker &
                          McCullough                                                          20
- -------------------------------------------------------------------------------------------------------
        24(a)             Consent of KPMG Peat Marwick LLP                                    21
- -------------------------------------------------------------------------------------------------------
        24(b)             Consent of Callister Nebeker & McCullough                           22
=======================================================================================================

Item 17.  Undertakings

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                 (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Salt Lake City, State of Utah, on the 25th day of April, 1995.

                                              ZIONS BANCORPORATION

                                              By /s/ Harris H. Simmons
                                                 -----------------------------
                                                 Harris H. Simmons, President,
                                                 and Chief Executive Officer

                                Power of Attorney

         Each person whose signature appears below hereby constitutes and appoints Harris H. Simmons and Gary L. Anderson, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution for him in his name, place, and stead, in any and all capacities to sign any and all pre-effective amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 25th day of April , 1995.

/s/ Roy W. Simmons                                 /s/ Gary L. Anderson
- -------------------------------------              ------------------------------------------
Roy W. Simmons, Chairman and Director              Gary L. Anderson, Secretary, Senior Vice
                                                   President, and Chief Financial Officer

/s/ Harris H. Simmons                              /s/ Walter E. Kelly
- -------------------------------------              ------------------------------------------
Harris H. Simmons, President, Chief                Walter E. Kelly, Controller
Executive Officer, and Director


- -------------------------------------              ------------------------------------------
Jerry C. Atkin, Director                           Robert G. Sarver, Director


/s/ Grant R. Caldwell
- -------------------------------------              ------------------------------------------
Grant R. Caldwell, Director                        L.E. Simmons, Director


/s/ R.D. Cash                                      /s/ I.J. Wagner
- -------------------------------------              ------------------------------------------
R.D. Cash, Director                                I.J. Wagner, Director

                                                   /s/ Dale W. Westergard
- -------------------------------------              ------------------------------------------
Richard H. Madsen, Director                        Dale W. Westergard, Director

- -------------------------------------
Robert B. Porter, Director

                                EXHIBITS INDEX


==============================================================================================================
     EXHIBIT NO.
 (PER REGULATION S-K,                                                                     SEQUENTIALLY
    EXHIBIT TABLE)                                     EXHIBIT                            NUMBERED PAGE
- --------------------------------------------------------------------------------------------------------------
         4(a)            Zions Bancorporation Dividend Reinvestment and Common           Incorporated by
                         Stock Purchase Plan                                         Reference from Exhibit
                                                                                     4(a) from Registrant's
                                                                                     Registration Statement
                                                                                    on Form S-3 (file no. 33-
                                                                                     52586) filed September
                                                                                            29, 1992
- --------------------------------------------------------------------------------------------------------------
         4(b)            Zions Bancorporation Amendment to Dividend Reinvestment        Incorporated by
                         and Common Stock Purchase Plan                              Reference from Exhibit
                                                                                     4(b) from Registrant's
                                                                                     Registration Statement
                                                                                    on Form S-3 (file no. 33-
                                                                                     52586) filed September
                                                                                            29, 1992
- --------------------------------------------------------------------------------------------------------------
         4(c)            Second Amendment to Zions Bancorporation Dividend              Incorporated by
                         Reinvestment and Common Stock Purchase Plan                 Reference from Exhibit
                                                                                     4(c) from Registrant's
                                                                                     Registration Statement
                                                                                    on Form S-3 (file no. 33-
                                                                                     52586) filed September
                                                                                            29, 1992
- --------------------------------------------------------------------------------------------------------------
         4(d)            Third Amendment to Zions Bancorporation Dividend                   19
                         Reinvestment and Common Stock Purchase Plan
- --------------------------------------------------------------------------------------------------------------
          5              Opinion Regarding Legality by Callister Nebeker &                  20
                         McCullough
- --------------------------------------------------------------------------------------------------------------
        24(a)            Consent of KPMG Peat Marwick LLP                                   21
- --------------------------------------------------------------------------------------------------------------
        24(b)            Consent of Callister Nebeker & McCullough                          22
==============================================================================================================